                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                      the Securities Exchange Act of 1934

      Check the appropriate box:
      / /        Preliminary Information Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
      /X/        Definitive Information Statement

                     METROMEDIA FIBER NETWORK, INC.
------------------------------------------------------------
      (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14c-5(g) and
           0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11: (Set forth
                the amount on which the filing fee is calculated and state how it was determined.)
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

To the Stockholders of Metromedia Fiber Network, Inc.:

    Enclosed is an information statement that we are sending to you in connection with our agreement to sell shares of our class A common stock and notes convertible into shares of our class A common stock to Bell Atlantic. Our board of directors has already approved the issuance of these securities to Bell Atlantic and under the rules of the NASDAQ stock exchange, we must also obtain the approval of our stockholders. Three of our stockholders, who collectively hold a majority of the voting power of our common stock, have already approved the issuance, so this information statement is being sent to you for informational purposes only. We are not asking for your proxy or vote on any of the matters described in this information statement.

    As we announced in early October, we expect to receive approximately
$1.7 billion in cash as a result of the sale of our securities to Bell Atlantic and believe that the transactions described in this information statement present an exciting opportunity for our company.

    We encourage you to read this information statement carefully.

                                           Sincerely,

                                           /s/ Nicholas M. Tanzi

                                           Nicholas M. Tanzi

                                           President

                         METROMEDIA FIBER NETWORK, INC.
                           ONE NORTH LEXINGTON AVENUE
                             WHITE PLAINS, NY 10601
                                 (914) 421-6700

                            ------------------------

                             INFORMATION STATEMENT
                             DATED FEBRUARY 4, 2000

                            ------------------------

    We are furnishing this information statement to holders of our class A common stock in connection with the previous approval by our board of directors of the transaction described below and the subsequent adoption by written consent of that transaction by a majority vote of our stockholders. All corporate approvals in connection with the transaction described below have been obtained and this information statement is furnished solely for the purpose of informing stockholders, in the manner required by the Securities Exchange Act of 1934, of this corporate action.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    The record date for determining stockholders entitled to receive this information statement has been established as the close of business on January 28, 2000. As of January 28, 2000, there were 207,983,572 shares of our class A common stock, par value $.01 per share, issued and outstanding and 33,769,272 shares of our class B common stock, par value $.01 per share, issued and outstanding. Each share of our class A common stock entitles its holder to one vote on all matters submitted to a vote of the stockholders, and each share of our class B common stock entitles its holder to ten votes on all matters submitted to a vote of the stockholders.

                                 ACTIONS TAKEN

    On October 7, 1999, we entered into a securities purchase agreement with Bell Atlantic Investments, Inc., a Delaware corporation, under which Bell Atlantic agreed to purchase:

    - up to 25,558,109 newly issued shares of our class A common stock at a purchase price of $28.00 per share; and

    - up to $975,281,364 of our convertible subordinated notes due 2010, which are convertible into shares of our class A common stock at a conversion price of $34.00 per share (or 28,684,746 shares of our class A common stock).

    The terms of this transaction are described in greater detail below. We expect this transaction, which is subject to customary closing conditions, to be completed by the end of the first quarter of 2000.

    This transaction was unanimously approved by our board of directors on October 6, 1999. Although approval of this transaction by our stockholders is not required under applicable Delaware law, we are required to obtain stockholder approval under the rules applicable to companies listed on the NASDAQ Stock Market.

    Under the NASDAQ rules, we are required to obtain the approval of our stockholders before we may issue any number of shares of our common stock (or securities convertible into our common stock) equal to or in excess of 20% of the number of shares of our common stock outstanding on the date of the proposed issuance (and without giving effect to the issuance) if those shares are being issued at a price per share below the greater of the market or book value of our common stock on the date of issuance. In the proposed transaction with Bell Atlantic described in more detail below, we plan to issue and sell to Bell Atlantic a number of shares of class A common stock and convertible subordinated notes which are convertible into shares of class A common stock so that after giving effect to the sale of the shares of our class A common stock and the convertible subordinated notes to Bell Atlantic, Bell Atlantic will not own in excess of 19.9% of our outstanding class A common stock (assuming conversion of all convertible subordinated notes). However, as the NASDAQ rules require us to calculate for purposes of whether a stockholder vote is required the number of shares of our class A common stock being issued to Bell Atlantic (including those issuable upon conversion of the convertible subordinated notes) WITHOUT giving effect to the issuance of securities to Bell Atlantic, the affirmative vote of the holders of a majority of the outstanding shares of our common stock is required with respect to the number of shares of our common stock (or securities convertible into our common stock) equal to or in excess of 20% of the number of shares of our common stock on the date of the proposed issuance to approve the transaction with Bell Atlantic described below.

    On January 27, 2000, Stephen A. Garofalo, Stuart Subotnick and Metromedia Company, who collectively hold 66% of the total voting power of our issued and outstanding common stock, executed a written consent approving this transaction. As a result, no further vote or approval of our stockholders is needed to approve the transaction with Bell Atlantic.

    Under applicable federal securities laws, the transaction with Bell Atlantic cannot be effected until at least 20 business days after this information statement is sent or given to our stockholders. This information statement is being mailed to stockholders on or about February 4, 2000.

                             NO DISSENTERS' RIGHTS

    The corporate actions described in this information statement will not afford our stockholders the opportunity to dissent from those actions or to receive an agreed or judicially appraised value for their shares of our common stock as a result of those actions.

                       THE TRANSACTION WITH BELL ATLANTIC

TERMS OF THE SECURITIES PURCHASE AGREEMENT WITH BELL ATLANTIC

    GENERAL TERMS OF THE SECURITIES PURCHASE AGREEMENT

    On October 7, 1999, we entered into a securities purchase agreement with Bell Atlantic. In the securities purchase agreement, we agreed, subject to closing conditions discussed below, to consummate the transaction described below at two separate closings in order to satisfy the NASDAQ requirement that our stockholders approve the issuance of shares of our class A common stock (or securities convertible into our class A common stock) in excess of 19.9% of the outstanding shares of our class A common stock BEFORE giving effect to the issuance as part of the transaction being approved, which shares in excess of that amount would be sold at the second closing. Since we have obtained the requisite stockholder approval of the issuance of shares of our class A common stock to Bell Atlantic, we intend to consolidate the transactions described below at the "first" and "second" closings at a single closing.

    At the first closing, we agreed to issue and sell to Bell Atlantic for a purchase price of $28.00 per share a minimum of 23,027,856 shares of our class A common stock. If we issue any additional shares of class A common stock from October 7, 1999 to the date of the first closing, the number of shares of class A common stock to be sold at the first closing to Bell Atlantic will be increased to the lesser of:

    - 9.9% of the number of shares of our common stock issued and outstanding immediately prior to the first closing; and

    - 25,558,109 shares of class A common stock.

    Also at the first closing, we agreed to issue and sell to Bell Atlantic convertible subordinated notes in a minimum aggregate principal amount of $790,855,674 at a purchase price equal to 100% of the aggregate principal amount of the notes sold. The terms of these convertible subordinated notes are described below. If we issue any additional shares of class A common stock from October 7, 1999 to the date of the first closing, the aggregate principal amount of convertible subordinated notes to be sold at the first closing to Bell Atlantic will be increased to the lesser of:

    - the product of (i) 10% of the number of shares of our common stock issued and outstanding immediately prior to the first closing, multiplied by
      (ii) $34.00; and

    - $975,281,364.

    At the second closing, we agreed to issue and sell to Bell Atlantic for a purchase price of $28.00 per share the number of shares of our class A common stock equal to:

    - 25,558,109 shares; MINUS

    - the number of shares purchased by Bell Atlantic at the first closing.

    Following the purchases of class A common stock by Bell Atlantic at the first and second closings, Bell Atlantic will beneficially own 9.9% of the number of outstanding shares of our common stock immediately following the consummation of the second closing.

    Also at the second closing, we agreed to issue and sell to Bell Atlantic convertible subordinated notes (at a price equal to 100% of the principal amount of the notes being purchased) in an aggregate principal amount equal to:

    - $975,281,364; MINUS

    - the aggregate principal amount of the convertible subordinated notes purchased by Bell Atlantic at the first closing.

    Following the purchases of convertible subordinated notes by Bell Atlantic at the first and second closings, the number of shares of our class A common stock into which these notes are convertible will be equal to 10% of the number of outstanding shares of our common stock immediately following the consummation of the second closing.

    Under the terms of the securities purchase agreement, from October 7, 1999 to the date of the first closing, if we consummate, publicly announce or enter into any agreement with a third party to privately sell 25,000,000 or more shares of our capital stock for a purchase price of less than $28.00 per share, the securities purchase agreement will be amended to reflect those more favorable purchase price terms given to that third party, including with respect to the conversion price of the convertible subordinated notes. To date, we have not entered into a transaction of this type.

    BELL ATLANTIC RIGHTS TO APPOINT MEMBERS TO OUR BOARD OF DIRECTORS

    After Bell Atlantic converts its convertible subordinated notes into shares of our class A common stock and assuming it still owns at least 5% of our outstanding common stock, Bell Atlantic may appoint two individuals to serve on our board of directors. The conditions under which Bell Atlantic may convert any of the convertible subordinated notes are described below. If Bell Atlantic ceases to beneficially own at least 5% of the outstanding shares of our common stock at any time for a period of 90 consecutive days, the individuals selected by them must promptly resign from their positions as members of our board of directors. At any time after the first closing and provided that Bell Atlantic has not appointed any director to our board of directors, Bell Atlantic may designate one representative who may participate as an observer at each meeting of our board of directors. This observer will not have the right to vote, but will receive notice of each meeting and receive any other materials relevant to that meeting at the same time and in the same manner as our directors.

    CONDITIONS TO FIRST AND SECOND CLOSINGS

    Our obligation and Bell Atlantic's obligation to consummate the first and second closings are both subject to the following conditions:

    - the truth and correctness of the representations and warranties of the other party contained in the securities purchase agreement;

    - the performance of or compliance with all covenants and agreements of the other party contained in the securities purchase agreement;

    - the absence of any order or ruling of any governmental authority that:

     (i) restrains, prevents or materially changes the transactions contemplated in the securities purchase agreement; or

     (ii) requires or requests any amendment, modification or waiver of any provision of the securities purchase agreement or any related transaction documents;

    - the absence of any pending suit, action, investigation or proceeding by any governmental authority that seeks to:

     (i) restrain or prohibit the purchase and sale of the shares of our common stock or convertible subordinated notes or any of the other transactions contemplated by the securities purchase agreement;

     (ii) require the payment of any significant damages, fees or other amounts by either party in connection with the sale of the shares of our common stock or convertible subordinated notes or the consummation of any of the other transactions contemplated in the securities purchase agreement;

    (iii) prohibit or limit the ownership or operation by either party of, or compel either party to dispose of or hold separate, any of its business or assets, in each case, as a result of the sale of shares of our common stock or convertible subordinated notes or any of the other transactions contemplated by the securities purchase agreement; or

     (iv) require any amendment, modification or waiver of any provision of the securities purchase agreement or any related transaction documents;

    - the execution and delivery of each of the related transaction documents by the parties;

    - the procurement of all consents and approvals of all governmental authorities and all other persons that are necessary to consummate the transaction and for Bell Atlantic to receive the benefits contemplated by the securities purchase agreement;

    - the amendment and restatement of our franchise agreement with the City of New York;

    - the receipt by both parties of legal opinions; and

    - the first closing must be consummated in accordance with the terms of the securities purchase agreement as a condition to the consummation of the second closing.

    Bell Atlantic's obligation to consummate the first and second closings is subject to the following conditions:

    - the valid delivery and transfer of certificates representing the shares of our class A common stock and convertible subordinated notes to be sold to Bell Atlantic, free and clear of any and all liens;

    - the ownership by Metromedia Company and its related persons of at least 50.1% of the voting power of our common stock;

    - the ownership by any permitted holders of our class B common stock (which includes Metromedia Company and Messrs. John W. Kluge and Stuart Subotnick) of all of the ownership interests of Metromedia Company; and

    - the absence of any public announcement by us or any other person between the execution date of the securities purchase agreement and the date of either the first or second closing of any transaction which would result in a change of control of Metromedia Fiber.

    In addition, Bell Atlantic's obligation to consummate the first closing is subject to the following conditions:

    - no material adverse change having occurred from the date of execution of the securities purchase agreement to the date of the first closing; and

    - the absence of any consummation, public announcement or filing of a registration statement by us with respect to the issuance or sale of 25,000,000 or more of our equity securities or convertible debt securities that are convertible into 25,000,000 or more shares of our common stock, subject to certain exclusions.

    Our obligation to consummate the second closing is subject to the approval by a majority of our stockholders of the issuance and sale of the shares of common stock and the convertible subordinated notes and the issuance of shares of class A common stock issuable upon conversion of the convertible subordinated notes issued on the date of the second closing. This approval has already been obtained.

    Following consummation of the transaction described above with Bell Atlantic, we will have approximately 262,226,427 shares of class A common stock (assuming conversion of all of the convertible subordinated notes issued to Bell Atlantic but excluding the issuance of any other shares upon exercise of options) and 33,769,272 shares of class B common stock outstanding. No shares of our class A common stock or class B common stock are entitled to preemptive rights.

    The terms of this issuance and sale are more fully described in the securities purchase agreement that is filed as Exhibit 10.1 to our Current Report on Form 8-K, which is incorporated into this information statement by reference. See "INCORPORATION OF INFORMATION WE FILE WITH THE SEC" below.

TERMS OF THE CONVERTIBLE SUBORDINATED NOTES TO BE ISSUED TO BELL ATLANTIC

    The convertible subordinated notes to be purchased by Bell Atlantic will be governed by an indenture which we will execute on the date of the first closing. U.S. Bank Trust National Association will be the trustee under the indenture.

    Interest on the convertible subordinated notes will be paid semi-annually and will be computed on the basis of a 360-day year of twelve 30-day months. Interest is payable on the convertible subordinated notes at a rate of 6.15% per year. The convertible subordinated notes will mature on the tenth anniversary of their date of issuance.

    The payment of all amounts due on the convertible subordinated notes is subordinated to the prior payment of all of our other indebtedness, including our Series A 10% Notes due 2008 issued under a previous indenture. Upon our winding up or dissolution, we will pay all such senior indebtedness in full, in cash, prior to making payments on the convertible subordinated notes.

    We will not be required to make mandatory redemption or sinking fund payments with respect to the convertible subordinated notes. The convertible subordinated notes will be redeemable, at our option, at the redemption prices set forth below, plus accrued and unpaid interest on the notes to the date in which they are to be redeemed, if redeemed during the twelve-month period beginning on the anniversary of the date of the second closing:

                                                              PERCENTAGE OF
                                                                PRINCIPAL
YEAR                                                             AMOUNT
----                                                          -------------
2005........................................................     102.733%
2006........................................................     102.050%
2007........................................................     101.367%
2008........................................................     100.683%
2009 and thereafter.........................................     100.000%

    We will be able to redeem the convertible subordinated notes at any time after two days following the first interest payment date with respect to the notes after the fifth anniversary of the second closing date, in whole or in part, on not less than 45 nor more than 60 days' notice.

    Upon the occurrence of a "change of control," each holder of convertible subordinated notes will have the right to require us to purchase all or any part of that holder's convertible subordinated notes at a price equal to 100% of the outstanding principal amount.

    A holder of a convertible subordinated note that is subject to "InterLATA Services" restrictions administered by the Federal Communications Commission may convert its notes at the conversion price then in effect (initially $34.00) into our class A common stock at any time after the date on which that holder (or its relevant affiliate) has obtained the approval of the Federal Communications Commission to provide "InterLATA Services" in all states that are with respect to that holder, "In-Region States," as those terms are defined in the U.S. Communications Act of 1934, as amended by the Telecommunications Act of 1996, as amended. Affiliates of Bell Atlantic are currently so regulated by the Federal Communications Commission and to date approval has been obtained to provide InterLATA Services in New York State. Non-regulated holders may convert their convertible subordinated notes at any time at the conversion price then in effect. These conversions are permitted provided that Bell Atlantic or any of its affiliates or any holder that acquires a convertible subordinated note in connection with any offering, sale or other transfer, other than through a public resale, may not convert that convertible subordinated note if, after conversion, that holder would be deemed to be our "affiliate," as that term is defined in either of our franchise agreements with the City of New York, as amended, or with Montgomery County, Maryland.

    The number of shares of class A common stock issuable upon conversion of a convertible subordinated note will be determined by dividing the portion of the convertible subordinated note surrendered for conversion by the conversion price in effect on the date of conversion. The initial conversion price shall be $34.00 and will be subject to adjustment in certain circumstances, including:

    - if we pay a dividend in shares of our class A common stock to holders of our class A common stock;

    - if we make a distribution in shares of class A common stock to holders of our class A common stock;

    - if we combine, subdivide or split our outstanding class A common stock;

    - if we issue rights or warrants to all or substantially all of the holders of our class A common stock entitling them to subscribe for or purchase shares of our class A common stock or securities convertible into shares of our class A common stock at a price per share less than the current market value of our class A common stock at the record date for that issuance;

    - if we distribute cash to the holders of our common stock other than in certain allowable situations;

    - if we make a tender or exchange offer for any portion of our common stock and the fair market value of the per share consideration at the expiration of that tender or exchange offer is greater than the current market price of our class A common stock on the next succeeding trading day;

    - if we distribute to all or substantially all of the holders of our class A common stock any shares of our capital stock other than class A common stock, evidences of indebtedness or other non-cash assets, or rights or warrants to subscribe for any of our securities (other than as described above); or

    - if another person makes a tender or exchange offer which would result in that person owning more than 35% of our class A common stock outstanding and the fair market value of the per share consideration of that tender or exchange offer is greater than the current market price of our class A common stock on the next succeeding trading day.

    No adjustment need be made, however, if holders of our convertible subordinated notes may participate in the transaction that would otherwise give rise to an adjustment or in certain other cases specified in the indenture.

    If we become a party to any transaction involving a reclassification or change of the shares of our class A common stock, a consolidation or merger (other than one in which we are the continuing corporation), or a sale, transfer or conveyance of all or substantially all of our property and assets, then as a condition to entering into that transaction, we will be required to execute and deliver a supplemental indenture providing that each holder of convertible subordinated notes will have the right to convert its notes into the amount of consideration that would be received by that holder had that holder converted its notes into class A common stock immediately prior to that transaction.

    A holder of a convertible subordinated note will not be entitled to any rights of a holder of class A common stock until that holder has converted its convertible subordinated note to class A common stock.

    The convertible subordinated notes will be subject to events of default under the indenture, including:

    - our failure to pay principal of or premium, if any, on any convertible subordinated note when due, or to deliver class A common stock upon conversion of any convertible subordinated note;

    - our failure to pay any interest on any convertible subordinated note when due, continuing for 30 days;

    - our failure to perform any other of our covenants in the indenture, continuing for 60 days;

    - our default under any indebtedness for money borrowed by us or any of our subsidiaries in excess of $15 million if that default results in the acceleration of that indebtedness;

    - Our failure to pay final, non-appealable judgments in an aggregate amount in excess of $15 million if those judgments are not paid, vacated, discharged or stayed for a period of 60 days; and

    - certain events of bankruptcy, insolvency or reorganization.

    The terms of the convertible subordinated notes are more fully described in the form of indenture that is filed as Exhibit 10.2 to our Current Report on Form 8-K, which is incorporated into this information statement by reference. See "INCORPORATION OF INFORMATION WE FILE WITH THE SEC" below.

STOCKHOLDERS AGREEMENT

    At the first closing of the securities purchase agreement, we will enter into a Stockholders Agreement with Bell Atlantic, Metromedia Company, and two members of our board of directors, Mr. John Kluge and Mr. Stuart Subotnick.

    Under the stockholders agreement, Bell Atlantic and its affiliates will agree to a "standstill" provision under which those entities will be prohibited from acquiring shares of our class A common stock or any other voting stock, which, when combined with the shares of class A common stock and the shares of class A common stock issuable upon conversion of the convertible subordinated notes purchased under the securities purchase agreement, would result in beneficial ownership by them of more than 22% of the issued and outstanding shares of our common stock. The standstill will also prohibit Bell Atlantic from participating in acquisition proposals, tender offers, proxy solicitations and similar transactions without the consent of our board of directors. The standstill will not prohibit Bell Atlantic from seeking permission to privately and confidentially present to us the transactions in the preceding sentence or proposing commercial relationships in the ordinary course of business. These standstill restrictions last for a period of ten years.

    If, however, we sell or transfer more than 22% of the shares of our common stock then issued and outstanding to another person or group and that person or group is subject to more favorable standstill restrictions, the standstill restrictions on Bell Atlantic will be modified so that they will not be less favorable than those imposed upon the other person or group under any stockholders agreement entered into by that other person or group with us. If we sell or transfer more than 22% of the shares of our common stock then issued and outstanding to another person or group without any standstill restriction, this standstill restriction on Bell Atlantic will terminate automatically.

    In addition to these standstill restrictions, unless otherwise permitted in the stockholders agreement, Bell Atlantic and its affiliates would not be permitted to:

    - acquire beneficial ownership of any securities, including direct and indirect rights or options to acquire such ownership, other than as provided in the stockholders agreement;

    - make public announcements or submit proposals to acquire voting stock with respect to mergers, consolidations or business combinations;

    - solicit proxies or participate in election contests;

    - propose matters for submission to a stockholder vote;

    - form or join groups with respect to the voting stock;

    - grant proxies to persons not approved by us;

    - engage in voting trusts or similar arrangements (except in connection with the transfer by Bell Atlantic of our securities to a liquidating trust);

    - take action requiring us to make public announcements with respect to these criteria;

    - enter into negotiations to advance any of these elements;

    - disclose a plan inconsistent with these elements; or

    - act to seek control or influence over management, our board of directors or our policies or request us to waive, amend or modify these provisions.

    The stockholders agreement will also impose restrictions on Bell Atlantic's ability to sell our securities. Bell Atlantic will be permitted to transfer its shares or convertible subordinated notes if approved by our board of directors. Any time after the six-month anniversary of the first closing, transfers will be permitted under:

    - a bona fide secondary offering effected through Bell Atlantic's registration rights under the equity registration rights agreement or the notes registration rights agreement described below;

    - a purchase agreement with a placement agent which contemplates immediate resale of the securities to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933, as amended, or to "off-shore purchasers" in a transfer permitted by Regulation S of the Securities Act of 1933, as amended;

    - a sale involving bona fide "brokered transactions" as permitted or exempted from the resale of shares of common stock under Rule 144 of the Securities Act of 1933, as amended.

In each of the above, Bell Atlantic will not transfer shares to any person or group other than passive or institutional investors who, to Bell Atlantic's knowledge, would beneficially own more than 5% of our common stock then issued and outstanding immediately after effecting the transfer.

    From six months after the first closing date until 18 months after the first closing date, Bell Atlantic and its affiliates will be prohibited from transferring their shares of our class A common stock if it would involve the transfer of beneficial ownership of more than 50% of their shares or convertible subordinated notes acquired under the securities purchase agreement.

    From one year after the first closing date until two years after the first closing date, Bell Atlantic and its affiliates will also not be permitted to transfer more than 5% of their shares of our common stock issued and outstanding unless the transfer is approved by our board of directors, constitutes a public resale or is consummated with specified passive or institutional investors.

    From and after the second anniversary of the first closing date, we will have a right of first refusal to purchase any securities that Bell Atlantic proposes to transfer to a third party on the same purchase terms and conditions as were offered to Bell Atlantic for those securities.

    We will be able to redeem the outstanding convertible subordinated notes prior to the date on which Bell Atlantic's affiliates have obtained the approval of the Federal Communications Commission to provide "InterLATA Services" in all states that are, with respect to Bell Atlantic, "In-Region States," as those terms are defined in the Communications Act of 1934, as amended by the Telecommunications Act of 1996, as amended. In this circumstance, Bell Atlantic will have the option of transferring those convertible subordinated notes to a liquidating trust, and those notes may be immediately converted. In the event that we reduce the aggregate number of our shares of common stock outstanding so that Bell Atlantic would beneficially own more than 10% of our shares of common stock then issued and outstanding, Bell Atlantic will be able to transfer shares of our class A common stock to a liquidating trust so that it owns less than 10% of our shares of class A common stock then issued and outstanding.

    The stockholders agreement provides for "tag-along" rights for Bell Atlantic. At any time after Metromedia Company, John Kluge and Stuart Subotnick, collectively, transfer at least an aggregate of 20% of the shares of common stock owned by them as of the date of the securities purchase agreement and prior to the earliest to occur of (i) the date on which Bell Atlantic and its affiliates are no longer bound by certain purchase restrictions in the stockholders agreement and (ii) the date on which Bell Atlantic and its affiliates no longer beneficially own in excess of 5% of the then outstanding shares of common stock for a period of 90 consecutive days, if any of Metromedia Company, Mr. Kluge or Mr. Subotnick proposes to transfer any shares of common stock to a non-affiliated third party, that stockholder will have the obligation to require the non-affiliated third party to purchase from Bell Atlantic or any of its affiliates a number of shares of class A common stock up to or equal to the product of:

    - the quotient determined by dividing the number of shares of the class A common stock held by Bell Atlantic and its affiliates by the aggregate number of shares of common stock owned by the stockholder preparing to sell its shares, Bell Atlantic and its affiliates; and

    - the number of shares of the common stock proposed to be transferred in the contemplated sale

    The purchase by the non-affiliated third party must be at the same price per share and upon the same terms and conditions offered to the stockholder proposing to sell its shares. The number of shares of common stock to be sold by the stockholder proposing to sell its shares in the transfer shall be reduced by the number of shares of common stock that Bell Atlantic elects to require the purchaser of the shares to purchase in the transfer.

    The stockholders agreement will terminate on the 90th consecutive day on which Bell Atlantic does not beneficially own 5% or more of the issued and outstanding shares of our common stock.

    The terms of the stockholders agreement are more fully described in the form of stockholders agreement is filed as Exhibit 10.5 to our Current Report on Form 8-K, which is incorporated into this information statement by reference. See "INCORPORATION OF INFORMATION WE FILE WITH THE SEC" below.

EQUITY REGISTRATION RIGHTS AGREEMENT

    Under the terms of the securities purchase agreement and as a condition to the first closing, we agreed to enter into an equity registration rights agreement with Bell Atlantic relating to the shares of our class A common stock to be purchased by Bell Atlantic.

    Under the equity registration rights agreement, Bell Atlantic and its transferees will have four demand registration rights. To effect any of these demand registration rights, the aggregate value of the shares of our class A common stock to be registered must be at least $100,000,000. No more than two demand registrations under either this agreement or the Notes Registration Right Agreement described below will be permitted within any twelve month period. In addition, Bell Atlantic will be prohibited from exercising its demand registration rights within 90 days of the date of effectiveness of any of our registration statements, other than shelf registration statements.

    Bell Atlantic will be also entitled to unlimited piggyback registration rights under the equity registration rights agreement for registration statements filed by us or on behalf of another stockholder.

    The terms of the equity registration rights agreement are more fully described in the form of equity registration rights agreement that is filed as
Exhibit 10.3 to our Current Report on Form 8-K, which is incorporated into this information statement by reference. See "INCORPORATION OF INFORMATION WE FILE WITH THE SEC" below.

NOTES REGISTRATION RIGHTS AGREEMENT

    Under the terms of the securities purchase agreement and as a condition to the first closing, we agreed to enter into a notes registration rights agreement with Bell Atlantic relating to the convertible subordinated notes to be purchased by Bell Atlantic.

    Under the notes registration rights agreement, Bell Atlantic and its transferees will have four demand registration rights. To effect any of these demand registration rights, the aggregate value of the convertible subordinated notes to be registered must be at least $100,000,000. No more than two demand registrations under either this agreement or the equity registration rights agreement will be permitted within a twelve month period. In addition, Bell Atlantic will be prohibited from exercising its demand registration rights within 90 days of the date of effectiveness of any of our registration statements, other than shelf registration statements.

    Bell Atlantic will also be entitled to unlimited piggyback registrations rights under the notes registration rights agreement for registration statements filed by us or on behalf of another stockholder.

    The terms of the notes registration rights agreement are more fully described in the form of notes registration rights agreement that is filed as
Exhibit 10.4 to our Current Report on Form 8-K, which is incorporated into this information statement by reference. See "INCORPORATION OF INFORMATION WE FILE WITH THE SEC" below.

FIBER OPTIC PRIVATE NETWORK AGREEMENT

    Simultaneously with the execution of the Securities Purchase Agreement, Bell Atlantic Global Networks, Inc., a Delaware corporation and an affiliate of Bell Atlantic, entered into a Fiber Optic Private Network Agreement under which it agreed to lease fiber strands on our network for 20 years. Bell Atlantic Global Networks has agreed to pay us approximately $550 million over the next three years in exchange for delivery of these fiber optic facilities over the next five years.

USE OF PROCEEDS

    The proceeds from the sale of shares of our class A common stock to Bell Atlantic and the payments for the delivery of fiber optic facilities to Bell Atlantic Global Networks will be used by us to facilitate the expansion of our network and for working capital and general corporate purposes. The proceeds from the sale of our convertible subordinated notes to Bell Atlantic will be used by us for the cost of engineering, construction, installation, acquisition, lease, development or improvement of telecommunications assets.

VOTING AGREEMENTS OF OUR STOCKHOLDERS

    Metromedia Company, John Kluge and Stuart Subotnick have entered into a voting agreement with Bell Atlantic. Under this agreement, they agreed to appear in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting relating to the issuances to Bell Atlantic under the securities purchase agreement of the class A common stock, the convertible subordinated notes, and the shares of class A common stock issuable upon the conversion of the convertible subordinated notes. They also agreed to (i) vote for any other transactions contemplated by the Securities Purchase Agreement, (ii) vote in favor of the shares of class A common stock, convertible subordinated notes and the shares of class A common stock issuable on the conversion of the convertible subordinated notes, and (iii) use all reasonable efforts to effect the transactions noted in the Securities Purchase Agreement. In accordance with the terms of this voting agreement, these stockholders have executed written consents in favor of the issuance of the shares of class A common stock to Bell Atlantic.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides you with certain information, as of
December 31, 1999, regarding the beneficial ownership of our common stock by:

    - each of our directors and director nominees;

    - each person whom we believe beneficially owns more than 5% of our outstanding voting stock;

    - each named executive officer; and

    - all our executive officers and directors as a group.

    In accordance with the rules promulgated by the Securities and Exchange Commission, the ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one or more persons may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by that person.

                                                  CLASS A                       CLASS B
                                                COMMON STOCK                COMMON STOCK(1)           PERCENT
                                          ------------------------      ------------------------      OF TOTAL
                                            NUMBER        PERCENT         NUMBER        PERCENT        VOTING
                                          OF SHARES       OF CLASS      OF SHARES       OF CLASS       POWER
                                          ----------      --------      ----------      --------      --------
Stephen A. Garofalo.....................  44,166,112(2)     21.2%               --          --           8.1%

Metromedia Company(3)...................          --          --        31,462,048        93.2%         57.9%

Putnam Investments, Inc.................  29,056,060(4)     14.1%               --          --           5.3%

FMR Corp................................  13,344,000(5)      6.5%               --          --           2.5%

Howard M. Finkelstein...................   9,458,000(6)      4.4%               --          --           1.7%

Vincent A. Galluccio....................   1,541,190(7)        *                --          --             *

Gerard Benedetto........................     208,750(8)        *                --          --             *

Nicholas M. Tanzi.......................     366,880(9)        *                --          --             *

Silvia Kessel...........................     400,072(10)       *                --          --             *

John W. Kluge...........................   1,863,550(11)       *        31,462,048(12)    93.2%         58.0%

David Rockefeller.......................   2,033,604(13)       *                --          --             *

Stuart Subotnick........................   1,366,750(14)       *        33,769,272(12)   100.0%         62.2%

Arnold L. Wadler........................     477,344(15)       *                --          --             *

Leonard White...........................      46,000(16)       *                --          --             *

Sherman Tuan............................     924,889(17)       *                --          --             *

David Rand..............................     513,925(18)       *                --          --             *

All Directors and Executive Officers as
  a Group...............................  63,367,066(19)    28.1%       33,769,272       100.0%         71.2%

------------------------

   * less than 1.0%

 (1) The shares of class B common stock are convertible into shares of class A common stock at the rate of one share of class A common stock for each share of class B common stock, and the holders of shares of class B common stock are entitled to 10 votes per share.

 (2) Includes presently exercisable options to purchase 3,042,000 shares of class A common stock at an exercise price of $.246 per share of which 2,882,000 are held by the Stephen A. Garofalo 1999 Annuity Trust No. 1 and 160,000 are held by the Stephen A. Garofalo 1999 Annuity Trust No. 2.
     Mr. Garofalo is the trustee of both trusts. Also includes 406,689 shares of class A common stock owned by the Garofalo Foundation, Inc. Mr. Garofalo's address is One North Lexington Avenue, White Plains, New York 10601.

 (3) Metromedia Company's address is One Meadowlands Plaza, East Rutherford, New Jersey 07073.

 (4) Based solely upon the Schedule 13G, dated February 2, 1999 filed by Putnam Investments, Inc. Putnam Investments, Inc.'s address is One Post Office Square, Boston, Massachusetts 02109.

 (5) Based solely on the Schedule 13G, dated, February 16, 1999 filed by FMR Corp., Edward C. Johnson III and Abigail P. Johnson. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

 (6) Includes presently exercisable options to purchase 9,408,000 shares of class A common stock at an exercise price of $.246 per share and 20,000 shares owned by The Howard and Susan Finkelstein Foundation, Inc. and 30,000 shares of class A common stock owned by members of Mr. Finkelstein's family. Mr. Finkelstein's address is One North Lexington Avenue, White Plains, New York 10601.

 (7) Includes presently exercisable options to purchase 1,131,840, 75,000 and 250,000 Shares of class A common stock at an exercise price of $.246, $5.25 and $2.00 per share, respectively and 17,175 shares owned by his spouse.

 (8) Includes presently exercisable options to purchase 200,000 shares of class A common stock at an exercise price of $1.9375 per share.

 (9) Includes presently exercisable options to purchase 285,000, 75,000 and 880 shares of class A common stock at an exercise price of $2.00, $5.25 and $.95375 per share, respectively. Also includes 5,200 shares of class A common stock owned by members of Mr. Tanzi's family, with respect to which Mr. Tanzi has been granted a proxy to vote. Mr. Tanzi's address is One North Lexington Avenue, White Plains, New York 10601.

 (10) Includes 400,072 presently exercisable options to acquire shares of class A common stock at an exercise price of $.246 per share. Does not include shares owned by Metromedia Company. Ms. Kessel is employed by Metromedia Company and disclaims beneficial ownership of the shares owned by Metromedia Company.

 (11) Consists of 1,863,550 presently exercisable options to acquire shares of class A common stock at an exercise price of $.246 per share. Mr. Kluge's address is 810 Seventh Avenue, 29th Floor, New York, New York 10019.

 (12) Includes 31,462,048 shares owned by Metromedia Company. Messrs. Kluge and Subotnick, directors of our company, are general partners of Metromedia Company.

 (13) Represents 1,893,604 shares owned by DR & Descendants LLC, of which
      Mr. Rockefeller is Managing Member and for which he exercises voting and investment power plus presently exercisable options in his own name to purchase 40,000 shares of class A common stock at an exercise price of $2.00 per share. Mr. Rockefeller disclaims actual beneficial ownership of shares owned by DR & Descendants LLC except as to one seventh ( 1/7) of the shares attributable to his proportionate interest in the LLC. The other interests of the LLC are owned by Mr. Rockefeller's six children.

 (14) Consists of 1,366,750 presently exercisable options to acquire shares of class A common stock at an exercise price of $.246 per share.
      Mr. Subotnick's address is 810 Seventh Avenue, 29th Floor, New York, New York 10019.

 (15) Includes 405,600 presently exercisable options to acquire shares of class A common stock at an exercise price of $.246 per share. Does not include shares owned by Metromedia Company. Mr. Wadler is employed by Metromedia Company and disclaims beneficial ownership of the shares owned by Metromedia Company.

 (16) Includes 40,000 presently exercisable options to acquire shares of class A common stock at an exercise price of $2.00 per share.

 (17) Includes presently exercisable options to purchase 151,625; 146,875; 11,750; 134,025; 5,875 and 35,250 shares of class A common stock at an exercise price of $.018; $.171; $.511; $4.25; $5.16 and $33.192, respectively.

 (18) Includes presently exercisable options to purchase 10,260; 58,750; 11,750; 237,937; 5,875; 117,500 and 35,250 shares of class A common stock at an exercise price of $0.52; $.171; $.511; $4.256; $5.16; $22.208 and $33.192,
      respectively.

 (19) Includes presently exercisable options to acquire 151,625; 205,625; 17,617,812; 880; 200,000; 615,000; 10,260; 11,750; 134,025; 237,937;
      11,750; 150,000; 117,500 and 70,500 shares of class A common stock at an exercise price of $.018, $.171, $.246, $.95375, $1.9375, $2.00; $.052;
      $.511, $4.25, $4.256; $5.16; $5.25, $22.208 and $33.192, respectively.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The following documents and other materials, which have been filed by us with the Securities and Exchange Commission, are incorporated into and specifically made a part of this Information Statement by this reference:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    - our Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

    - our Quarterly Report on Form 10-Q for the six months ended June 30, 1999;

    - our Quarterly Report on Form 10-Q for the nine months ended September 30, 1999; and

    - our Current Report on Form 8-K filed on October 18, 1999, which includes as exhibits copies of the securities purchase agreement, the form of indenture, the form of stockholders agreement, the form of equity registration rights agreement and the form of notes registration rights agreement.

                 By Order of the Board of Directors:

                 /s/ Stephen Garofalo

                 Stephen Garofalo

                 CHAIRMAN

February 4, 2000

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